EXHIBIT 99

                  PRESS RELEASE OF CHESTERFIELD FINANCIAL CORP.


FOR IMMEDIATE RELEASE
TUESDAY, APRIL 22, 2003

Contact: Michael E. DeHaan
         Chairman, President & CEO
         773.239.6000


                          CHESTERFIELD FINANCIAL CORP.
                         REPORTS THIRD QUARTER EARNINGS
                           DECLARES QUARTERLY DIVIDEND

CHICAGO, Illinois, April 22, 2003 - Chesterfield Financial Corp. (NASDAQ: CFSL), the parent company of Chesterfield Federal Savings and Loan Association of Chicago, today reported net income of $626,000, or $0.18 diluted earnings per share for the quarter ended March 31, 2003, compared to net income of $718,000, or $0.19 diluted earnings per share for the quarter ended March 31, 2002. Net income for the nine months ended March 31, 2003 was $2.2 million, or $0.60 diluted earnings per share, compared to net income of $2.5 million, or $0.64 diluted earnings per share for the nine months ended March 31, 2002.

On April 15, 2003, the Board of Directors of the Company declared a third quarter dividend of $0.06 per share, to be paid on June 2, 2003, to stockholders of record as of May 15, 2003.

Comparison of Operating Results for the Quarters Ended March 31, 2003 and 2002

Total interest income decreased by $701,000, or 15.5%, to $3.8 million for the quarter ended March 31, 2003, from $4.5 million for the quarter ended March 31, 2002. A decrease in average interest-earning assets of $2.3 million between periods, combined with a decrease in yield on interest-earning assets to 4.41%, from 5.18% for the same quarter last year, and a change in the mix of interest-earning assets favoring shorter term, lower yielding interest-earning deposits, caused the decline in interest income. The average balance of securities for the quarter ended March 31, 2003, decreased $30.9 million from the average balance for the quarter ended March 31, 2002, while the average balance of interest-earning deposits and federal funds sold increased $34.7 million.

Interest expense on deposits decreased by $484,000, or 27.4%, to $1.3 million for the quarter ended March 31, 2003, from $1.8 million for the same period in 2002. The decrease was primarily attributable to reductions in deposit rates paid, with the average cost of funds decreasing to 1.83% for the current period, from 2.57% for the same period last year, offset to some extent by a $5.6 million increase in the average balances of deposit accounts, primarily passbook savings and NOW accounts

Net interest income decreased by $217,000, or 7.9%, to $2.5 million for the quarter ended March 31, 2003, from $2.8 million for the same period in 2002. The net interest rate spread decreased three basis points, to 2.58% in 2003, from 2.61% in 2002, while the net interest margin decreased 23 basis points, to 2.92% in 2003, from 3.15% in 2002. The ratio of average interest-earning assets to average interest-bearing liabilities was 123.5% in 2003, compared to 126.8% in 2002. From August 1997 through December 1999, the Company originated $508,900 of community development loans (thirteen loans) to a real estate development company to acquire vacant lots and deteriorated buildings for future development. The Company has closely monitored these loans since origination and established $300,000 in specific valuation reserves on these loans through provisions for loan losses recorded in 1998, 1999, 2000, and 2001. During October 2002 nine of these parcels were sold and the entire principal balances of the related loans were recovered. Therefore, $200,000 of the $300,000 specific valuation reserve was recovered during the quarter ended December 31, 2002, as a negative loan loss provision. A further review by management of the four remaining loans during the quarter ended March 31, 2003, indicated an additional $75,000 of the specific valuation reserve could be recovered. These loans, with principal balances of $196,000, or $171,000 net of the specific valuation reserves, remain on non-accrual status.

Non-interest income increased $43,000, or 7.4%, to $628,000 for the quarter ended March 31, 2003, from $585,000 for the same period in 2002. Insurance commissions generated by the Company's insurance subsidiary increased $106,000, or 22.0%, to $587,000 in 2003, compared to $481,000 in 2002. Other non-interest income (which is reported as a loss of $26,000 for the current quarter) includes a $78,000 loss on the Company's equity investment in a community development company.

Total non-interest expense remained approximately the same at $2.2 million for the quarters ended March 31, 2003 and 2002. Salaries and employee benefits increased $83,000, or 6.5%, to $1.4 million for the quarter ended March 31, 2003, compared to $1.3 million for the quarter ended March 31, 2002. Data processing expenses increased $35,000, or 42.2%, to $118,000 for 2003, compared to $83,000 in 2002, primarily due to additional software costs associated with upgrading internal systems. Equipment expense decreased $113,000, or 50.7%, to $110,000 in 2003, compared to $223,000 in 2002, primarily due to a $90,000 acceleration of depreciation expense recorded in the quarter ended March 31, 2002, and the subsequent replacement of computer equipment with newer, more cost effective systems.

The annualized ratio of non-interest expense to average assets was 2.47% in 2003 and in 2002 and the Company's efficiency ratio was 70.4% for the current quarter, compared to 66.7% for the same period last year.

The provision for income taxes of $384,000 for the quarter ended March 31, 2003, resulted in an effective tax rate of 38.0%, compared to a provision of $392,000 and a 35.3% effective tax rate for the same quarter last year. The increase in the effective income tax rate results primarily from increased state income taxes due to reduced amounts of U.S. Government and Agency interest income.

The Company's return on average assets for the quarter ended March 31, 2003, was 0.69%, compared to 0.80% for the quarter ended March 31, 2002. Return on average equity for the current quarter was 3.48%, compared to 3.79% for the same quarter last year.

Comparison of Operating Results for the Nine Months Ended March 31, 2003 and
2002

Total interest income decreased by $2.3 million, or 15.9%, to $12.3 million for the nine months ended March 31, 2003, from $14.6 million for the nine months ended March 31, 2002. A decrease in yield on interest-earning assets to 4.74% for the nine months ended March 31, 2003, from 5.65% for the same period last year, and a change in the mix of interest-earning assets favoring shorter term, lower yielding interest-earning deposits, caused the decline in interest income. The average balance of securities for the nine months ended March 31, 2003, decreased $32.1 million from the average balance for the nine months ended March 31, 2002, while the average balance of interest-earning deposits and federal funds sold increased $28.6 million.

Interest expense on deposits decreased by $2.0 million, or 30.9%, to $4.4 million for the nine months ended March 31, 2003, from $6.4 million for the same period in 2002. The decrease was primarily attributable to reductions in deposit rates paid, with the average cost of funds decreasing to 2.11% for the current period, from 3.15% for the same period last year, offset to some extent by a $8.7 million increase in the average balances of deposit accounts.

Net interest income decreased by $361,000, or 4.4%, to $7.9 million for the nine months ended March 31, 2003, from $8.2 million for the same period in 2002. The net interest rate spread increased 14 basis points, to 2.63% in 2003, from 2.49% in 2002, while the net interest margin decreased 14 basis points, to 3.04% in 2003, from 3.18% in 2002. The ratio of average interest-earning assets to average interest-bearing liabilities was 124.0% for the nine months ended March 31, 2003, compared to 127.9% for the same period last year.

Non-interest income increased $364,000, or 19.8%, to $2.2 million for the nine months ended March 31, 2003, from $1.8 million for the same period in 2002. Insurance commissions generated by the Company's insurance subsidiary increased $438,000, or 28.8% to $2.0 million in 2003, compared to $1.5 million in 2002. Other non-interest income of $45,000 for the nine months ended March 31, 2003, includes a $105,000 loss on the Company's equity investment in a community development company.

Total non-interest expense increased $667,000, or 10.7%, to $6.9 million for the nine months ended March 31, 2003, from $6.2 million for the nine months ended March 31, 2002. The primary causes for the increase were a $527,000, or 14.8% increase in salaries and employee benefits, which included a $79,000 increase in expense from the amortization of shares granted in November 2001 under the Company's 2001 RRP, and a $203,000 increase in insurance agency bad debt expense. The increase in insurance agency bad debt expense was primarily the result of a $194,000 provision for an insurance premium receivable from a long-term commercial client of the Company's insurance agency subsidiary, Chesterfield Insurance Services LLC ("CIS"). The agency continues to aggressively pursue collection of this receivable. Management has reviewed all similar commercial premium receivables and determined that no additional bad debt provisions are required. The annualized ratio of non-interest expense to average assets was 2.55% in 2003, compared to 2.33% in 2002, and the Company's efficiency ratio was 68.3% for 2003, compared to 61.8% for 2002.

The provision for income taxes of $1.3 million for the nine months ended March 31, 2003 resulted in an effective tax rate of 37.1%, compared to a provision of $1.3 million and a 34.8% effective tax rate for the same period last year. The increase in the effective income tax rate results primarily from increased state income taxes due to reduced amounts of U.S. Government and Agency interest income.

The Company's return on average assets for the nine months ended March 31, 2003, was 0.81%, compared to 0.94% for the same period last year. Return on average equity for the nine months was 4.02%, compared to 4.39% for the same period last year.

Comparison of Financial Condition at March 31, 2003 and June 30, 2002

At March 31, 2003, total assets were $363.3 million, approximately the same as at June 30, 2002. Cash and cash equivalents increased $19.2 million, or 20.3%, to $114.0 million at March 31, 2003, compared to $94.7 million at June 30, 2002. Loans receivable at March 31, 2003 were $155.1 million, down $14.8 million, or 8.7%, from $169.9 million at June 30, 2002. Total deposits at March 31, 2003, were $283.0 million, up $4.9 million, or 1.8 %, from $278.1 million at June 30, 2002.

The Company's non-performing loans were $248,000, or 0.16% of loans receivable as of March 31, 2003, compared to $222,000 as of June 30, 2002. The $1.3 million allowance for losses on loans to loans receivable was 0.84% as of March 31, 2003, compared to 0.93% as of June 30, 2002. During the current nine-month period the Company recorded recoveries on previously charged-off loans of $3,000.

On November 25, 2002, the Company announced its intent to repurchase up to 188,000 shares of the Company's common stock. No shares have been repurchased under the November 25th program. During the nine months ended March 31, 2003, the Company repurchased 343,424 shares of its common stock at a cost of $6.3 million, or an average cost of $18.28 per share.

Total stockholders' equity as of March 31, 2003 was $73.1 million, or 20.1% of total assets, compared to $76.7 million, or 21.1% of total assets at June 30, 2002. The decrease in stockholders' equity was primarily due to the stock repurchase programs. At March 31, 2003, there were 3,896,314 common shares outstanding with a book value of $18.76 per share, compared to 4,239,738 shares with a book value of $18.10 at June 30, 2002.

This news release contains forward-looking statements that are subject to numerous assumptions, risk and uncertainties. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: (1) developments in general economic conditions, including interest rate and currency fluctuations, market fluctuations and perceptions, and inflation; (2) changes in the economy which could materially change anticipated credit quality trends and the ability to generate loans and deposits; (3) a failure of the capital markets to function consistently within customary levels; (4) a delay in or an inability to execute strategic initiatives designed to grow revenues and/or manage expenses; (5) legislative developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the industry; (6) changes in the competitive environment for financial services organizations and the Company's ability to adapt to such changes.



CHESTERFIELD FINANCIAL CORP.
CONSOLIDATED CONDENSED BALANCE SHEETS (unaudited)
Dollars in thousands

                                                                       March 31,   June 30,
Assets                                                                   2003        2002
-------------------------------------------------------------------------------------------
Cash and due from financial institutions                              $  7,692     $  7,559
Interest-earning deposits                                               97,481       83,367
Federal funds sold                                                       8,800        3,800
-------------------------------------------------------------------------------------------
Cash and cash equivalents                                              113,973       94,726
Securities available-for-sale                                           18,425       17,374
Securities held-to-maturity                                             51,358       57,483
Loans receivable, net of allowance for loan losses of $1,304 at
     March 31, 2003 and $1,576 at June 30, 2002                        155,116      169,881
Federal Home Loan Bank stock                                            18,272       17,342
Premises and equipment                                                   2,474        2,529
Accrued interest receivable and other assets                             3,686        4,005
-------------------------------------------------------------------------------------------


Total assets                                                          $363,304     $363,340
===========================================================================================

Liabilities and Stockholders' Equity
-------------------------------------------------------------------------------------------
Liabilities
Deposits
                                                                      $283,037     $278,126
Advance payments by borrowers for taxes and insurance                    1,428        2,622
Accrued expenses and other liabilities                                   5,744        5,851
-------------------------------------------------------------------------------------------

Total liabilities                                                      290,209      286,599

Stockholders' Equity
Preferred stock, $.01 par value per share, 1,000,000 shares
   authorized, no shares issued and outstanding                             --         --
Common stock, $.01 par value per share, 7,000,000 shares
     authorized; 4,304,738 shares  issued; and 3,896,314 and
     4,239,738 shares outstanding at March 31, 2003 and June
     30, 2002, respectively                                                 43           43
Additional paid-in capital                                              42,339       42,153
Retained earnings                                                       42,887       41,085
Unearned ESOP shares                                                    (2,890)      (3,056)
Unearned RRP shares                                                     (2,069)      (2,496)
Treasury stock, at cost                                                 (7,444)      (1,167)
Accumulated other comprehensive income                                     229          179
-------------------------------------------------------------------------------------------

Total stockholders' equity                                              73,095       76,741
-------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity
                                                                      $363,304     $363,340
===========================================================================================



CHESTERFIELD FINANCIAL CORP.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (unaudited)
Dollars in thousands, except per share data

                                                                      For the three months   For the nine months
                                                                         ended March 31,       ended March 31,
------------------------------------------------------------------------------------------------------------------
                                                                        2003       2002         2003       2002
------------------------------------------------------------------------------------------------------------------
Interest income and dividend income
Loans, including fees                                                $2,657     $  2,890    $ 8,343       $ 8,835
Securities                                                              585         1,063      2,168         3,898
Interest-earning deposits                                               332           337      1,012         1,236
Federal Home Loan Bank stock dividends                                  224           211        714           581
Other interest income                                                    20            18         68            87
------------------------------------------------------------------------------------------------------------------
Total interest and dividend income                                    3,818         4,519     12,305        14,637
Interest expense on deposits                                          1,285         1,769      4,417         6,388
------------------------------------------------------------------------------------------------------------------
Net interest income before provision for loan losses                  2,533         2,750      7,888         8,249
Provision for loan losses                                               (75)            -       (275)            -
------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                   2,608         2,750      8,163         8,249
Non-interest income
Insurance commissions                                                   587           481      1,957         1,519
Service charges on deposit accounts                                      67            71        205           222
Other                                                                   (26)           33         45           102
------------------------------------------------------------------------------------------------------------------
Total non-interest income                                               628           585      2,207         1,843
Non-interest expense
Salaries and employee benefits                                        1,360         1,277      4,097         3,570
Occupancy                                                               199           189        594           589
Equipment                                                               110           223        346           490
Data processing                                                         118            83        286           245
Federal deposit insurance                                                33            34         99            94
Insurance agency bad debt expense                                        14             5        217            14
Other                                                                   392           414      1,260         1,230
------------------------------------------------------------------------------------------------------------------
Total non-interest expense                                            2,226         2,225      6,899         6,232
------------------------------------------------------------------------------------------------------------------
Income before income taxes                                            1,010         1,110      3,471         3,860
Income tax expense                                                      384           392      1,288         1,343
------------------------------------------------------------------------------------------------------------------
Net income                                                            $ 626      $    718     $2,183       $ 2,517
------------------------------------------------------------------------------------------------------------------
Basic earnings per share                                              $0.18      $   0.19     $ 0.62       $  0.64
------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                            $0.18      $   0.19     $ 0.60       $  0.64
------------------------------------------------------------------------------------------------------------------




CHESTERFIELD FINANCIAL CORP.
FINANCIAL HIGHLIGHTS (unaudited)
Dollars in thousands, except share and per share data
                                                                    March 31,        June 30,
                                                                       2003            2002
                                                                 ----------------- --------------
Selected Financial Highlights:
------------------------------
     Total assets                                                $   363,304    $  363,340
     Interest-earning assets
                                                                     349,452       349,247
     Loans receivable, net
                                                                     155,116       169,881
     Deposits
                                                                     283,037       278,126
     Non-performing loans
                                                                         248           222
     Allowance for loan losses
                                                                       1,304         1,576
     Total stockholders' equity
                                                                      73,095        76,741
     Shares outstanding - actual number                            3,896,314     4,239,738
     Book value per share
                                                                 $     18.76    $    18.10

Asset Quality Ratios:
---------------------
     Non-performing loans to loans receivable, net
                                                                         0.16%        0.13%
     Allowance for loan losses to non-performing loans
                                                                         5.26x        7.10x
     Allowance for loan losses to loans receivable, net
                                                                         0.84%        0.93%






                                                                ------------------------------------------------------
                                                                     For the three months      For the nine months
                                                                        ended March 31,           ended March 31,
                                                                ----------------------------- ------------------------
                                                                    2003           2002          2003          2002
                                                                ------------------------------------------------------
Selected Operating Ratios:
--------------------------
     Return on average assets (1)                                  0.69%          0.80%          0.81%         0.94%

     Return on average equity (1)                                  3.48%          3.79%          4.02%         4.39%

     Interest rate spread (1)                                      2.58%          2.61%          2.63%         2.49%

     Net interest margin (1)                                       2.92%          3.15%          3.04%         3.18%

      Average interest-earning assets to average                  123.5%         126.8%         124.0%        128.0%
        interest-bearing liabilities (1)
     Non-interest expense to average assets (1)                    2.47%          2.47%          2.55%         2.33%

     Efficiency ratio                                              70.4%          66.7%          68.3%         61.8%


Stock price this period:
------------------------
      High                                                      $ 20.95         $  17.80      $ 20.95       $ 17.80

     Low                                                          19.80            16.25       17.70         13.55

     Close                                                        20.19            17.58       20.19         17.58



(1) Ratio annualized
